EXHIBIT 99.1

AIR METHODS
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                                              The #1 Airborne Healthcare Company

           AIR METHODS CORPORATION PROVIDES UPDATE ON 2006 4TH QUARTER
                               AND YEAR-END EVENTS

DENVER, CO, March 1, 2007 -- Air Methods Corporation (NasdaqGS: AIRM) announced today that its independent auditors have accepted the Company's request to change its method of accounting for revenue and estimated uncompensated care (previously referred to as bad debt expense) to a more preferred method. Effective December 31, 2006, the Company will now present revenue and estimated uncompensated care on a net basis within the consolidated statement of operations. Previously, the Company recorded revenue at full established rates and recorded a provision for estimated amounts not expected to be realized as an operating expense. Prior periods will be reclassified to reflect the new accounting presentation in the 2006 financial statements. The change will have no impact on cash flows from operations, operating income, net income, or earnings per share as reported in the current and prior years.

The Company also announced that with the significant increase in taxable earnings generated in 2006, it now estimates that its effective federal income tax rate in current and future periods will increase from 34% to the highest level of 35%. The change in estimate increased federal income taxes above the new 35% federal income tax rate by approximately $771,000 or $0.06 per fully-diluted share for the fourth quarter and $496,000 or $0.04 per fully-diluted share for the year. This excess was primarily attributed to applying the new 35% federal income tax rate to the Company's current and deferred net tax liabilities.

The Company also announced that its December 2006 aviation accident will impact net income (net of income taxes) by approximately $561,000 or $0.05 per share for the fourth quarter and year ended 2006. This amount includes the uninsured portion of the aircraft book value, self-insured workers compensation benefits, and estimated missed flights due to out-of-service time. The Company does not anticipate any further material financial impacts from the accident for future periods.

The Company anticipates announcing 2006 year end results on March 8th, pending final completion of year-end auditing procedures.

Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation  and  medical  services.  The  Air  Medical Services
Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 200 helicopters and fixed wing aircraft.

                                      AIRM
                                     NASDAQ
                                    LIMITED
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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron  D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame
at  Lytham Partners, LLC, at (602) 889-9700.  Please contact Christine Clarke at
(303)  792-7579  to  be  included  on  the  Company's  fax  and/or mailing list.